Exhibit 23.4

consent of LEIDOS ENGINEERING, LLC

As an independent engineering firm, Leidos Engineering, LLC hereby consents to the incorporation by reference in the Registration Statement on Form S-1 of PureCycle Technologies, Inc. to be filed on or about June 25, 2021, of the independent engineer’s report dated October 2, 2020 which set forth the results of Leidos’s technical, environmental and economic review of the Project. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LEIDOS ENGINEERING, LLC

By:	/s/ Christian H. Carpenter
Name:	Christian H. Carpenter
Title:	Vice President

Framingham, Massachusetts

June 25, 2021